Exhibit 1.3
SECOND AMENDMENT TO EXCLUSIVE DEALER MANAGER AGREEMENT
     This Second Amendment to Exclusive Dealer Manager Agreement dated January 15, 2010 (this “Second Amendment”), is entered into by and between Healthcare Trust of America, Inc. (the “Company”) and Realty Capital Securities, LLC (the “Dealer Manager” together with the Company, the “Parties”).
     WHEREAS, the Parties entered into an Exclusive Dealer Manager Agreement, dated April 3, 2009, (the “Dealer Manager Agreement”) relating to the appointment of the Dealer Manager as dealer manager for the Company’s public offering of $2,200,000,000 of shares of common stock of the Company.
     WHEREAS, the Parties hereto desire to amend the Dealer Manager Agreement on the terms and subject to the conditions set forth herein.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Section 3(e)(ii) of the Dealer Manager Agreement is hereby deleted in its entirety.
     2. Except as provided in this Second Amendment, all of the terms and conditions of the Dealer Manager Agreement shall remain in full force and effect.
     3. This Second Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, with the same effect as if all Parties had signed the same signature page.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Second Amendment as of the date first written above.

HEALTHCARE TRUST OF AMERICA, INC.
By:	/s/ Scott D. Peters
Scott D. Peters
Chief Executive Officer and President

REALTY CAPITAL SECURITIES, LLC
By:	/s/ Kamal Jafarnia
Kamal Jafarnia
Executive Vice President

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